Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Elects Ajay Sabherwal as Chief Financial Officer

Washington, D.C., July 18, 2016 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that on July 14, 2016, the Board of Directors of FTI Consulting elected Ajay Sabherwal as Chief Financial Officer. Mr. Sabherwal will commence his employment on August 15, 2016. He will serve as a member of the Executive Committee and will be based out of the Company’s executive headquarters in Washington, D.C.

Mr. Sabherwal began his career serving in business planning, consulting and equity analyst roles in the telecommunications industry at CNCP Telecommunications, Deloitte, Barclays de Zoete Wedd (“BZW”) Canada and the Canadian Imperial Bank of Commerce (“CIBC”) World Markets from 1989 to 1999. Over the next 16 years, Mr. Sabherwal served as Chief Financial Officer of several private and publicly traded companies. From 1999 to 2005, Mr. Sabherwal served as Executive Vice President and Chief Financial Officer of Choice One Communications, Inc., a competitive local exchange carrier providing telecommunications services to businesses. From 2005 to 2009, Mr. Sabherwal served as Chief Financial Officer of Aventine Renewable Energy, Inc., a bioethanol production and marketing company. From 2009 to 2010, Mr. Sabherwal served as Chief Financial Officer of Mendel Biotechnology, Inc., a biotechnology company that was acquired by Koch Industries in 2014. In July 2010, Mr. Sabherwal became the Executive Vice President and Chief Financial Officer of FairPoint Communications, Inc., a leading provider of telecommunications services primarily in Northern New England, a position he will retain through the completion and filing of FairPoint Communications, Inc.’s second quarter Form 10-Q.

Commenting on Mr. Sabherwal’s election, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “Ajay brings deep and diverse financial expertise and wide-ranging operational capabilities to FTI Consulting. His skills and intellect, but also his collaborative action-oriented work style, make him an ideal fit for our team and for helping us accelerate the successful journey FTI Consulting is on.”

Commenting on his election, Mr. Sabherwal said, “Given my experience working with FTI Consulting in previous roles as a client, I truly appreciate the incredibly high value added expertise the firm delivers. I am excited to join this team of outstanding professionals and I look forward to working with my new colleagues across the globe as we further enhance and unlock value for all of our stakeholders.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.78 billion in revenues during fiscal year 2015.

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